UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 7, 2015

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Listing Rule 5605(c)(2)(A) of The NASDAQ Stock Market requires that each listed company must have an audit committee of at least three members, each of whom, among other requirements, must be an “Independent Director” and meet the criteria for independence set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended.  One of the Company’s then-current Audit Committee members, Jack Lau, did not stand for re-election at the Annual Meeting.  Following the elections of the four directors at the Annual Meeting, the Board appointed Arthur H. del Prado and Dr. Edward Hsieh to the Company’s Audit Committee, such Audit Committee now consists of two members, one less than required.  On May 7, 2015, the Company notified The NASDAQ Stock Market that, as a result of having one vacancy on the Audit Committee, the Company is not in current compliance with Listing Rule 5605(c)(2)(A).  The Company intends to fill the vacancy on the Audit Committee within the cure period provided for in Listing Rule 5605(c)(4)(B) of The NASDAQ Stock Market.

On May 8, 2015, the Company received a notice from The NASDAQ Stock Market acknowledging that the Company no longer complies with the audit committee requirements as set forth in Listing Rule 5605 and confirming the Company’s opportunity to regain compliance within the cure period provided in Listing Rule 5605(c)(4)(B).

Item 5.07                   Submission of Matters to a Vote of Security Holders.

On May 7, 2015 (Taiwan time), the Company held its Annual Meeting. At the Annual Meeting, holders of the Company’s common stock voted on three proposals: (1) to elect four directors to hold office until the 2016 Annual Meeting of Stockholders, (2) to hold an advisory vote on the compensation of the Company’s named executive officers, and (3) to ratify the appointment of KPMG (Taiwan) as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015.

The final votes cast on the three proposals were as follows:

Proposal 1 :

The following individuals were elected to serve as directors for a one-year term ending with the 2016 Annual Meeting of Stockholders by the votes as set forth in the following table:

	Votes For	Votes Withheld	Broker Non-Votes

Trung T. Doan	15,670,586	292,492	5,654,300
Arthur H. del Prado	15,643,259	319,819	5,654,300
Dr. Edward Hsieh	15,661,859	301,219	5,654,300
Scott R. Simplot	15,670,586	292,492	5,654,300

Proposal 2 :

The stockholders approved, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, by the votes set forth in the following table:

Votes For	Votes Against	Abstain	Broker Non-Votes

15,812,799	122,669	27,610	5,654,300

Proposal 3 :

The appointment of KPMG (Taiwan) as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015 was ratified by the votes set forth in the following table:

Votes For	Votes Against	Abstain	Broker Non-Votes (1)

21,145,542	196,125	275,711	0

(1)         This proposal constituted a routine matter.  Therefore, brokers were permitted to vote on this proposal without receipt of instructions from beneficial owners.

Item 8.01                  Other Events.

As previously announced on December 23, 2014 and updated in the Company’s Form 8-K filed on March 9, 2015 and Form 10-Q filed on April 13, 2015, the Company entered into a definitive common stock purchase agreement effective December 18, 2014 (the “Agreement”) with Mr. Xiaoqing Han, the Chairman and CEO of Beijing Xiaoqing Environmental Protection Group.  As previously disclosed, the transaction has not closed due to Mr. Han’s difficulty in transferring funds from China. To date, the Company has only received approximately $261,000 of the $5 million purchase price.  Pursuant to the terms of the Agreement, if Mr. Han did not purchase the shares before February 25, 2015, then, upon written request, he is required to pay the Company $3 million plus the legal fees incurred by the Company relating to the sale.  The Company’s Board is considering alternatives to collect the amounts owed under the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 11, 2015

SemiLEDs Corporation

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Interim Chief Financial Officer and Secretary